Exhibit 99.1

Selected Financial Data set forth in this Exhibit 99.1 has been revised from the selected financial data included in Item 6 to Global Crossing Limited Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the retroactive application of our adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB No. 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”.

ITEM 6. SELECTED FINANCIAL DATA

The table below presents our selected consolidated financial data as of and for the five years ended December 31, 2008. The historical financial data as of December 31, 2008 and 2007 and for the year ended December 31, 2008, 2007 and 2006 have been derived from the historical consolidated financial statements as adjusted for the impact of adopting FSP No. 14-1. This information should be read in conjunction with the consolidated financial statements and accompanying notes included in this report Form 8-K.

Upon emergence from bankruptcy on December 9, 2003, we adopted fresh start accounting. As a result, the historical financial data for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 reflect settlements of various third-party disputes and revised estimated liabilities for certain contingencies related to periods prior to our emergence from Chapter 11 proceedings. We accounted for these contingencies in accordance with AICPA Practice Bulletin 11 “Accounting for Pre-confirmation Contingencies in Fresh Start Reporting” and recorded net gains on the settlements and/or changes in estimated liabilities.

	Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004
	(as adjusted)	(as adjusted)	(as adjusted)
	(in millions, except share and per share information)
Statements of Operations data:
Revenue	$2,592	$2,261	$1,871	$1,968	$2,487
Cost of revenue	(1,818)	(1,722)	(1,578)	(1,676)	(2,200)
Selling, general and administrative expenses	(501)	(416)	(342)	(412)	(416)
Depreciation and amortization	(326)	(264)	(163)	(142)	(164)
Operating loss	(53)	(141)	(212)	(262)	(293)
Interest expense	(176)	(177)	(110)	(99)	(45)
Net gain on pre-confirmation contingencies	10	33	32	36	29
Provision for income taxes	(49)	(63)	(67)	(63)	(56)
Loss from continuing operations	(284)	(312)	(328)	(363)	(311)
Income (loss) from discontinued operations, net	—	—	—	9	(25)
Loss applicable to common shareholders	(288)	(316)	(331)	(358)	(340)
Loss per common share, basic:
Loss from continuing operations applicable to common shareholders, basic	$(5.16)	$(7.44)	$(10.62)	$(16.34)	$(14.31)

Loss applicable to common shareholders, basic	$(5.16)	$(7.44)	$(10.62)	$(15.94)	$(15.45)

Shares used in computing basic loss per share	55,771,867	42,461,853	31,153,152	22,466,180	22,002,858

Loss per common share, diluted:
Loss from continuing operations applicable to common shareholders, diluted	$(5.16)	$(7.44)	$(10.62)	$(16.34)	$(14.31)

Loss applicable to common shareholders, diluted	$(5.16)	$(7.44)	$(10.62)	$(15.94)	$(15.45)

Shares used in computing diluted loss per share	55,771,867	42,461,853	31,153,152	22,466,180	22,002,858

	December 31,
	2008	2007	2006	2005	2004
	(as adjusted)	(as adjusted)	(as adjusted)
	(in millions)
Balance Sheet data:
Cash and cash equivalents	$360	$397	$459	$224	$365
Working capital	(153)	(114)	(99)	(252)	(57)
Property and equipment, net	1,300	1,467	1,132	963	1,065
Goodwill and intangibles, net	172	193	26	—	14
Total assets	2,349	2,666	2,054	1,590	1,928
Short Term and Long term debt (including current portion)	1,153	1,246	913	649	652
Capital leases (including current portion)	145	177	138	76	102
Total shareholders’ equity (deficit)	(246)	(35)	(161)	(173)	51

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in millions)
Cash flow data:
Net cash provided by (used in) operating activities	$203	$(16)	$(70)	$(114)	$(191)
Net cash used in investing activities	(146)	(330)	(157)	(4)	(64)
Net cash provided by (used in) financing activities	(75)	283	455	(15)	411
Effect of exchange rate changes on cash and cash equivalents	(19)	1	7	(8)	6

In reading the above selected historical financial data, please note the following:

•

On May 9, 2007, we acquired Impsat for cash of $9.32 per share of Impsat common stock, representing a total equity value of approximately $95 million. The total purchase price including direct costs of acquisition was approximately $104 million. Impsat is a leading Latin American provider of IP, hosting and value-added data solutions. As a result of the acquisition, we are able to provide greater breadth of services and coverage in the Latin American region and enhance our competitive position as a global service provider. The results of Impsat’s operations have been included in our results commencing May 9, 2007. Due to the purchase, we recorded a $27 million non-cash, non-taxable gain from the deemed settlement of pre-existing arrangements.

•

During 2007, we raised significant capital through the issuance of debt. On February 14, 2007, GC Impsat, a wholly owned subsidiary, issued $225 million in aggregate principal amount of 9.875% senior notes due February 15, 2017. On May 9, 2007, we entered into the Term Loan Agreement with Goldman Sachs Credit Partners L. P. and Credit Suisse Securities (USA) LLC pursuant to which we borrowed $250 million on that date and on June 1, 2007 amended the Term Loan Agreement to provide for the borrowing of an additional $100 million on that date. Also, in conjunction with the recapitalization pursuant to which we entered into the Term Loan Agreement, on August 27, 2007, STT Crossing Ltd. converted $250 million original principal amount of mandatorily convertible notes due December 2008 (the “Mandatorily Convertible Notes”) into approximately 16.58 million shares of common stock. We recorded a $30 million inducement fee related to the early conversion of STT Crossing Ltd. debt to equity in other income (expense), net.

•

During 2007, we released a contingent liability and interest accrued on that liability as a result of a tax court dismissing the claim and recorded a $27 million net gain on settlement of pre-conformation contingencies and an $8 million reduction in interest expense.

•

In October 2006, we acquired Fibernet. The total purchase price including direct costs of the acquisition was approximately 52 million pounds sterling (approximately $97 million). Fibernet is a provider of specialist telecommunications services to large enterprises and other telecommunications and internet service companies primarily located in the United Kingdom and Germany. Fibernet’s results of operations have been included in our results since October 11, 2006, the date we took control of their operations.

•

During 2006, we raised significant capital (both debt and equity). On May 30, 2006, we made concurrent public offerings of 12,000,000 shares of common stock and $144 million aggregate principal amount of 5% Convertible Senior Notes due 2011 for total gross proceeds of $384 million. On December 28, 2006, we issued an additional 52 million pounds sterling aggregate principal amount of 11.75% pound sterling Senior Secured Notes due 2014. The additional notes were issued at a premium of approximately 5 million pounds sterling which resulted in us receiving gross proceeds, before underwriting fees, of approximately $111 million. The notes are additional notes issued under the original GCUK Senior Secured Notes bond indenture dated December 23, 2004.

•	The consolidated statement of operations data for 2004 and 2005 reflect the results of Global Marine and SB Submarine Systems Company Ltd. (“SBSS”) as discontinued operations. In 2004 Global Marine was sold for consideration of $1 million, resulting in no gain on the sale. In 2005 we completed the transfer of our interest in SBSS for consideration of $14 million, resulting in a gain of $8 million on the sale.

•

Restructuring plans resulting in employee terminations, closing of real estate facilities, and cancellation of contracts have resulted in significant restructuring charges (credits). Excluding those related to acquired businesses which are included as liabilities assumed in our purchase price, we have recorded restructuring charges (credits) of $3 million, $(30) million, $(4) million, $18 million and $15 million in the results from operations above in 2008, 2007, 2006, 2005 and 2004, respectively. These charges (credits) are included in selling, general and administrative expenses. See further discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”